As filed with the Securities and Exchange Commission on October 11, 2022

Registration Nos. 333-180192

333-202190

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3ASR No. 333-180192

Post-Effective Amendment No. 1 to Form S-3ASR No. 333-202190

UNDER

THE SECURITIES ACT OF 1933

Nielsen Holdings plc

(Exact name of registrant as specified in its charter)

England and Wales	98-1225347
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

675 Avenue of the Americas New York, New York 100010	5th Floor Endeavor House 189 Shaftesbury Avenue London, WC2H 8JR United Kingdom

(Address of Principal Executive Offices, including Zip Code)

George D. Callard

Chief Legal & Corporate Affairs Officer

Nielsen Holdings plc

675 Avenue of the Americas

New York, New York 10010

(410) 717-7134

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

TERMINATION OF REGISTRATION

Nielsen Holdings plc (the “Registrant”) is filing these Post-Effective Amendments to the following Automatic Shelf Registration Statements on Form S-3 (collectively, and as amended, the “Registration Statements”), originally filed with the Securities and Exchange Commission:

•	Automatic Shelf Registration Statement on Form S-3 (No. 333-180192), filed with the Commission on March 19, 2012, registering shares of common stock of the Registrant, par value €0.07 per share; and

•	Automatic Shelf Registration Statement on Form S-3 (No. 333-202190), filed with the Commission on February 20, 2015, registering shares of common stock of the Registrant, par value €0.07 per share.

On March 28, 2022, the Registrant entered into the Transaction Agreement, pursuant to which Neptune Intermediate Jersey Limited and Neptune BidCo US Inc. will acquire the issued and to be issued ordinary share capital of the Registrant (the “Acquisition”) by way of a U.K. court-sanctioned scheme of arrangement under Part 26 of the U.K. Companies Act 2006, as amended. Upon consummation of the Acquisition, Nielsen’s ordinary shares will no longer trade on the New York Stock Exchange, and Nielsen will become a private company.

In connection with the Acquisition, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities pursuant to the Registration Statements that remain unsold at the termination of the offering, the Registrant hereby removes from registration all shares of the Registrant’s ordinary shares registered under the Registration Statements but not sold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 11, 2022.

NIELSEN HOLDINGS, PLC

By:	/s/ George D. Callard
Name: George D. Callard
Title: Chief Legal & Corporate Affairs Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.